Exhibit 10.11

SERIES B PREFERRED SHARES PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	Purchase and Sale of Series B Preferred Shares		1

	1.1	Sale and Issuance of Series B Preferred Shares	1
	1.2	Closing; Delivery	1
	1.3	Defined Terms Used in this Agreement	2

2.	Representations and Warranties of the Company		3

	2.1	Organization, Good Standing, Corporate Power and Qualification	3
	2.2	Capitalization	3
	2.3	Authorization	4
	2.4	Valid Issuance of Shares	4
	2.5	Governmental Consents and Filings	4
	2.6	Litigation	4
	2.7	Intellectual Property	5
	2.8	Compliance with Other Instruments	5
	2.9	Agreements; Actions	6
	2.10	Certain Transactions	6
	2.11	Rights of Registration and Voting Rights	7
	2.12	Financial Statements	7
	2.13	Changes	7
	2.14	Employee Matters	8
	2.15	Tax Returns and Payments	9
	2.16	Insurance	9
	2.17	Permits	9
	2.18	Foreign Corrupt Practices Act	9

3.	Representations and Warranties of the Purchasers		10

	3.1	Authorization	10
	3.2	Purchaser Status	10
	3.3	Regulation S Exemption	10
	3.4	Disclosure of Information	11
	3.5	Restricted Securities	11

4.	Conditions to the Purchasers’ Obligations at Closing		11

	4.1	Representations and Warranties	11
	4.2	Performance	11
	4.3	Closing Certificate	11
	4.4	Restructuring	11

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5.	Conditions of the Company’s Obligations at Closing		12

	5.1	Representations and Warranties	12
	5.2	Performance	12
	5.3	Proceedings and Documents	12

6.	Termination		12

	6.1	Termination Events	12
	6.2	Effect of Termination	12

7.	Indemnification		13

	7.1	Survival of Warranties	13
	7.2	Indemnification by the Warrantors	13
	7.3	Indemnification By the Purchasers	13
	7.4	Certain Limitations	13
	7.5	Indemnification Procedures	14

8.	Miscellaneous		15

	8.1	Confidentiality	15
	8.2	Amendment	16
	8.3	Successors and Assigns	16
	8.4	Governing Law; Dispute Resolution	16
	8.5	Counterparts	17
	8.6	Titles and Subtitles	17
	8.7	Notices	18
	8.8	No Finder’s Fees	18
	8.9	Attorneys’ Fees	18
	8.10	Severability	18
	8.11	Delays or Omissions	18
	8.12	Entire Agreement	18
	8.13	No Commitment for Additional Financing	18
	8.14	No Third Party Right	19

Exhibit A Schedule of Purchasers			A-1

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SERIES B PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARES PURCHASE AGREEMENT (this “Agreement”), is made as of 9th, Aug. 2018 by and between

(a)                                 360 Finance, Inc., a Cayman Islands company (the “Company”);

(b)                                 Shanghai Qiyu Information Technology Co., Ltd., a PRC company (“Shanghai Qiyu”);

(c)                                  Fuzhou 360 Online Microcredit Co., Ltd., a PRC company (“Fuzhou Microcredit”); and

(d)                                 the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

Each of the Company, Shanghai Qiyu, Fuzhou Microcredit and the Purchasers is referred to herein individually as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

1.                                      Purchase and Sale of Series B Preferred Shares.

1.1                               Sale and Issuance of Series B Preferred Shares.

(a)                                 Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of Series B preferred shares, $0.00001 par value per share (the “Series B Preferred Shares”), set forth opposite each Purchaser’s name on Exhibit A at a purchase price of $8.16033697 per share, at the Closing (as defined below). The Series B Preferred Shares issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2                               Closing; Delivery.

(a)                                 The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10: 00 a.m., on [20th Aug, 2018] (Beijing time), or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)                                 At the Closing, the Company shall deliver to each Purchaser (i) share certificate representing the Shares being purchased by such Purchaser at the Closing, and (ii) a copy of the register of members of the Company, certified by the registered agent or a director of the Company, reflecting the issuance of the Shares to the Purchaser, against the payment for the Shares by wire transfer to a bank account designated by the Company.

1.3                               Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)                                 “China” or the “PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement only, Hong Kong, Macau and Taiwan

(c)                                  “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)                                 “Equity Securities” means any equity interests of the Company, however described or whether voting or nonvoting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company.

(e)                                  “Shareholders Agreement” means the agreement among the Company and the Purchaser and certain other shareholders of the Company dated as of the date of the Closing.

(f)                                   “Key Employee” means any executive-level employee (including vice president-level or higher positions).

(g)                                  “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the Key Employees.

(h)                                 “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses.

(i)                                     “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(j)                                    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)                                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l)                                     “Transaction Agreements” means this Agreement, the Shareholders Agreement and, the Restated M&AA any other agreements, instruments or documents entered into in connection with this Agreement.

2.                                      Representations and Warranties of the Company.  The Company, Shanghai Qiyu and Fuzhou Microcredit (collectively the “Warrantors”) hereby jointly and severally represent and warrant to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, and 2.5), the term the “Company” shall include any subsidiaries of the Company, Shanghai Qiyu and Fuzhou Microcredit, unless otherwise noted herein.

2.1                               Organization, Good Standing, Corporate Power and Qualification.  The Company is an exempted company duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2                               Capitalization.

(a)                                 Immediately prior to the issuance of any Series B Preferred Shares, there will be:

(i)                                     a total of 281,851,108 shares that are (a) either issued and outstanding as class A ordinary shares (the “Class A Ordinary Shares”), class B ordinary shares (the “Class B Ordinary Shares”), class C ordinary shares (the “Class C Ordinary Shares”, together with Class A Ordinary Shares, Class B Ordinary Shares, the “Ordinary Shares”), series A preferred shares (the “Series A Preferred Shares”) or series A+ preferred shares (the “Series A+ Preferred Shares”, together with Series B Preferred Shares and Series A Preferred Shares, the “Preferred Shares”), (b) or reserved for issuance pursuant to the Stock Plan;

(ii)                                  36,763,190 shares authorized as Series B Preferred Shares.

(b)                                 The Company has reserved 25,336,096 shares of Class A Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its 2018 Stock Plan duly adopted by the Board of Directors and approved by the Company shareholders (the “Stock Plan”).

(c)                                  None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition.  The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  Except as set forth in the Restated M&AA, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Equity Securities.

2.3                               Authorization.  The Company has all necessary corporate power and authority to enter into this Agreement, and to issue the Shares at the Closing and the Ordinary Shares issuable upon conversion of the Shares.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is sought in a proceeding), (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Transaction Agreements may be limited by applicable laws.

2.4                               Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable laws and liens or encumbrances created by or imposed by a Purchaser.  Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Shares will be issued in compliance with applicable securities laws.  The Ordinary Shares issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated M&AA, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable laws and liens or encumbrances created by or imposed by a Purchaser.  Based in part upon the representations of the Purchasers in Section 3 of this Agreement, the Ordinary Shares issuable upon conversion of the Shares will be issued in compliance with securities laws.

2.5                               Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Restated M&AA, and such consents, approvals, orders or authorizations, registrations, qualifications, designations, and declarations which, in the aggregate, would not have a Material Adverse Effect.

2.6                               Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, or charge pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, which if determined adversely to the Company would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.7                               Intellectual Property.  The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

2.8                               Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Restated M&AA or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of any judgment, decree, order, statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.9                               Agreements; Actions.

(a)                                 Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of RMB100 million (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)                                 The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of RMB100 million or in excess of RMB200 million in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.  For the purposes of (a) and (b) of this Subsection 2.5, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)                                  The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.10                        Certain Transactions.

(a)                                 Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Ordinary Shares, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)                                 The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.11                        Rights of Registration and Voting Rights.  The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  No stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.12                        Financial Statements.  The Company has delivered to each Purchaser its unaudited financial statements as of December 31, 2017 and for the fiscal year ended December 31, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.13                        Changes.  Since December 31, 2017 there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)                                 any material damage, destruction or loss, whether or not covered by insurance;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(d)                                 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)                                  any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)                                   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)                                  any resignation or termination of employment of Key Employee of the Company;

(h)                                 any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)                                     any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                                    any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)                                 any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)                                     receipt of notice that there has been a loss of, or material order cancellation by, any major customer, supplier or business partner of the Company;

(m)                             to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 any arrangement or commitment by the Company to do any of the things described in this Subsection 2.13.

2.14                        Employee Matters.

(a)                                 To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)                                 The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)                                  To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.15 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.

(d)                                 The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

2.15                        Tax Returns and Payments.  The Company has duly and timely filed all material tax returns required to have been filed by it and has all taxes which are due and payable as shown on such returns.

2.16                        Insurance.  The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.17                        Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.18                        Foreign Corrupt Practices Act.  Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

3.                                      Representations and Warranties of the Purchasers.  Each Purchaser hereby separately but not jointly represents and warrants to the Company that:

3.1                               Authorization.  Such Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Transaction Agreements may be limited by applicable securities laws.

3.2                               Purchaser Status.  Such Purchaser has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Securities.

3.3                               Regulation S Exemption.  Each Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of each Purchaser to acquire the Purchased Shares.  In this regard, each Purchaser represents, warrants and agrees that:

(a)                                 No Direct Selling Efforts.  The Purchaser did not contact the Company as a result of any directed selling efforts in the United States as defined in Regulation S under the Securities Act.

(b)                                 Offshore Transaction.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Purchaser was outside the United States.

3.4                               Disclosure of Information The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.5                               Restricted Securities.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Ordinary Shares into which it may be converted, for resale except as set forth in the Shareholders Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.                                      Conditions to the Purchasers’ Obligations at Closing.  The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1                               Representations and Warranties.  The representations and warranties contained in Section 2 shall be true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

4.2                               Performance.  The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3                               Closing Certificate.  A duly authorized officer of the Company shall deliver to the Purchasers at the Closing a certificate (i) certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4                               Restructuring. A Company’s fully owned subsidiary in China shall have entered into a set of contractual arrangement with Shanghai Qiyu, Fuzhou Microcredit and their shareholder Beijing Qibutianxia so that the Company will be able to exercise effective control over Shanghai Qiyu and Fuzhou Microcredit; receive substantially all of the economic benefits of Shanghai Qiyu and Fuzhou Microcredit; and have an exclusive option to purchase all or part of the equity interests in and assets of Shanghai Qiyu and Fuzhou Microcredit when and to the extent permitted by PRC law.

5.                                      Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1                               Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

5.2                               Performance.  The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

5.3                               Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.                                      Termination.

6.1                               Termination Events. Subject to Subsection 6.2, by notice given prior to the Closing, this Agreement may be terminated as follows:

(a)                                 by mutual consent of all Parties;

(b)                                 by the Purchasers if (i) a material breach of any provision of this Agreement has been committed by the Company, (ii) satisfaction of any condition in Section 4 by December 31, 2018 or such later date as the Parties may agree upon (the “End Date”) becomes impossible (other than through the failure of any Purchaser to comply with its obligations under this Agreement), or (iii) if the Closing has not occurred on or before the End Date, unless the Purchaser is in material breach of this Agreement;

(c)                                  by the Company if (i) a material breach of any provision of this Agreement has been committed by the Purchaser, (ii) satisfaction of any condition in Section 5 by the End Date becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement), or (iii) if the Closing has not occurred on or before the End Date, unless the Company is in material breach of this Agreement.

6.2                               Effect of Termination. Each Party’s right of termination under Subsection 6.1 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Subsection 6.1, this Agreement will be of no further force or effect; provided, however, that (i) this Subsection 6.2 and Section 8 will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination.

7.                                      Indemnification.

7.1                               Survival of Warranties.  The representations and warranties of the Warrantors and the Purchasers contained in or made pursuant to this Agreement shall survive the Closing.

7.2                               Indemnification by the Warrantors. Subject to the other terms and conditions of this Section 7, the Warrantors shall indemnify each Purchaser against, and shall hold each Purchaser harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Purchaser based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

7.3                               Indemnification By the Purchasers. Subject to the other terms and conditions of this Section 7, each Purchaser shall indemnify the Warrantors against, and shall hold the Warrantors harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Company based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of such Purchaser contained in this Agreement; or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Purchaser pursuant to this Agreement.

7.4                               Certain Limitations. A Party making a claim under this Section 7 is referred to as the “Indemnified Party”, and a Party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)                                 The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2 or Section 7.3, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2 or Section 7.3 exceeds $1 million (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)                                 The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2 or Section 7.3 as the case may be, shall not exceed 10% of the purchase price paid or received, as appropriate, by the Indemnified Party pursuant to this Agreement.

(c)                                  Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)                                 Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)                                  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)                                   Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)                                  The Indemnifying Party shall not be liable under this Section 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties contained in Section 2 or Section 3 if the Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.

7.5                               Indemnification Procedures.

(a)                                 Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                                 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

8.                                      Miscellaneous.

8.1                               Confidentiality.

(a)                                 Subject to the disclosures permitted by Section (b), each of the Parties acknowledges that the information being provided to such Party (the “Receiving Party”) in connection with the transactions contemplated by this Agreement may be material non-public information and hereby covenants and agrees to keep, and cause its Affiliates and its and its Affiliates’ directors, officers, employees, accountants, agents, counsel and other representatives (collectively, “Representatives”) to keep confidential any information identified by the Party providing information hereunder (the “Providing Party”) as confidential, unless (a) such information becomes generally available to the public (other than as a result of a breach of this Section 8.1 by the Receiving Party, its Affiliates or their Representatives), (b) such information was available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party, its Affiliates or their Representatives) that, to the Receiving Party’s knowledge, is not and was not prohibited from disclosing such information to such Receiving Party by a contractual, legal or fiduciary obligation (c) the Receiving Party is required by applicable law, regulation, rule, court order and subpoena, governmental order or listing rule to disclose such information or (d) such information will be included in the proxy statement, the circular or any other materials, if applicable, for the purpose of the shareholders meeting approving the transaction contemplated hereby; provided, however, that in an event specified in clause (c) above, the Receiving Party shall provide the Providing Party, if legally permissible and practicable, with prompt prior written notice of such required disclosure and that the Receiving Party shall disclose only that portion of the confidential information that such Receiving Party is advised by counsel is legally required.

(b)                                 None of the Parties, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication with respect to the transactions contemplated hereby or thereby without the prior written consent of the other Parties, except to the extent a Party’s counsel deems such disclosure necessary in order to comply with any law issued by any securities exchange or other similar regulatory body, shall limit such disclosure to the information such counsel advises is required to comply with such law, governmental order or listing rule and if reasonably practicable, shall consult with the other Parties regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Parties.

(c)                                  Notwithstanding anything in Section 8 of this Agreement, the Receiving Party may disclose information in connection with the transactions contemplated by this Agreement to any prospective purchaser of any Share or derivative instrument linked to any Share from such Receiving Party, provided that, (i) such prospective purchaser agrees to be bound by the provisions of this Subsection 8.1, and (ii) such disclosure happens after the Closing.

8.2                               Amendment.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the Parties.

8.3                               Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4                               Governing Law; Dispute Resolution.

(a)                                 This Agreement shall be governed by the of the Hong Kong, without regard to conflict of law principles that would result in the application of any law other than the law of Hong Kong.

(b)                                 Any dispute shall be settled by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Rules (the “HKIAC Rules”) then in force. There shall be three (3) arbitrators. Each of claimant and respondent shall appoint one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC Council. For the sake of clarity, the seat of arbitration shall be Hong Kong.

(c)                                  The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.4, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 8.4 shall prevail.

(d)                                 Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)                                  The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   The Parties agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  Any party to the Dispute shall be entitled to seek interim measures of protection and emergency relief in aid of arbitration from any court of competent jurisdiction.  Application for such protective or similar emergency interim relief shall not be deemed inconsistent with the agreement to arbitrate or deemed a waiver of the right to arbitrate.

(g)                                  During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in Dispute and under adjudication.

8.5                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 8.7.

8.8                               No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

8.9                               Attorneys’ Fees.  If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10                        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12                        Entire Agreement.  This Agreement (including the Exhibits hereto), the Shareholders Agreement, the Restated M&AA and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

8.13                        No Commitment for Additional Financing.  The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.14                        No Third Party Right.  The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) or otherwise. Notwithstanding any benefits possibly conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623), the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any Third Party.

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Shares Purchase Agreement as of the date first written above.

COMPANY:

360 Finance, Inc.

By:	/s/ ZHOU Hongyi

Name:	ZHOU Hongyi
(print)

Title:	Director

Address:

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Shares Purchase Agreement as of the date first written above.

PURCHASERS:

MAX DYNAMIC BUSINESS LIMITED

By:	/s/ CHENG Congwu

Name:	CHENG Congwu
(print)

Title:	Director

Address:

Exhibit A

Schedule of Purchasers

Name	Jurisdiction of Organization	Number of Shares to be Purchased	Total Purchase Price (US$)
Max Dynamic Business Limited	BVI	1,225,440	10,000,000

A-1